Exhibit 10 (c)
                             REINSTATEMENT AGREEMENT


         THIS REINSTATEMENT AGREEMENT (the "Reinstatement") is made and entered into by and between Realmark Property Investors Limited Partnership-VIA ("Seller") and Platinum Partners ("Buyer").

         WHEREAS, Seller and Buyer entered into a Real Estate Purchase Agreement dated as of March 1, 2002 (the "Agreement"); and

         WHEREAS, Seller and Buyer also entered into several letter agreements and/or granted extensions with respect to the Agreement at various times thereafter; and

         WHEREAS, subsequently, the Buyer terminated said Agreement pursuant to its rights of termination under the Agreement; and

         WHEREAS, Seller and Buyer wish to reinstate the Agreement on certain modified terms and conditions.

         NOW, THEREFORE, Seller and Purchaser, intended to be bound, and for mutual and valuable consideration, hereby agree as follows:

         1. The Agreement dated March 1, 2002 is hereby reinstated effective immediately upon execution by Seller and Buyer of this Reinstatement, but subject to the terms and conditions set forth hereinbelow.

         2. The Purchase Price set forth in Section 1(a) of the Agreement is amended to Three Million Four Hundred Twenty-Five Thousand Dollars ($3,425,000.00). In addition, Buyer agrees to deposit the Earnest Money called for under the Agreement with the Escrow Agent in the sum of Twenty-Five Thousand Dollars ($25,000.00) within two (2) business days after execution of this Reinstatement. Buyer agrees to deposit the additional Earnest Money of Sixty Thousand Dollars ($60,000.00) called for by Section 1(a) of the Agreement unless Buyer has terminated this Agreement, immediately upon expiration of Buyer's additional Due Diligence Period which will expire February 26, 2003; Buyer shall have the rights set forth in the first sentence of subsection (iv) of Section 3 of the Agreement on or before the last day of the additional Due Diligence Period. The cash due at closing is hereby amended to the difference between the amended Purchase Price and the amounts on deposit at the time of closing with the total amount of cash at closing and amounts on deposit of $3,425,000.00 due in good funds on the Closing Date.

         3. The Closing Date is amended to March 26, 2003.

         4. Section 3(a) is amended to provide that Buyer shall have until February 26, 2003 to complete further due diligence on the Property. Buyer has waived any further environmental inspection of the Property, with the exception of an additional mold inspection which will be conducted on or before February 26, 2003. Buyer will conduct any other physical due diligence on or before February 11, 2003, except for any review of the HVAC, roof, electrical, and mold inspection as set forth above, all of which shall be completed by February 26, 2003.

         5. Buyer agrees to apply promptly for, in good faith, and to use due diligence, in obtaining a financing commitment in an amount equal to approximately Eighty Percent (80%) of the total capitalization estimated by Borrower of Five Million Seven Hundred Thousand Dollars ($5,700,000.00) in order to complete the acquisition as projected by Buyer which is otherwise on terms acceptable to Buyer. In the event that the Buyer is unable to obtain such a commitment by February 26, 2003, Buyer may extend its financing contingency until March 17, 2003. If said commitment is not obtained by March 17, 2003, then and in that event, Buyer shall have the right to either (i) terminate the Agreement upon written notice to Seller given on or before March 17, 2003 and receive back the earnest money deposit and the parties shall have no further rights, obligations, or liabilities under the Agreement, or (ii) extend its financing contingency for an additional period of thirty (30) days until April 17, 2003, upon written notice to Seller given on or prior to March 17, 2003, and which said notice shall be accompanied by an acknowledgement that $25,000.00 of the total Earnest Money Deposit shall thereafter be nonrefundable and released to the Seller (although Buyer shall receive a credit against the Purchase Price if the transaction closes for said amount). Notwithstanding the foregoing, all of Buyer's Earnest Money Deposits shall be made by February 26, 2003. Except for the nonrefundable Earnest Money Deposit released to Seller if Buyer extends its financing contingency beyond March 17, 2003, all remaining Earnest Money Deposits shall also be nonrefundable after March 17, 2003, except for Buyer's inability to obtain a financing commitment within the time frame set forth above, in which event Buyer may terminate this Agreement by delivering written notice thereof to Seller, and the remaining $60,000.00 of Earnest Money shall be immediately delivered to Buyer by the Escrow Agent and the parties shall have no further rights, obligations, or liabilities under this Agreement. In the event that Buyer requires the extended time for obtaining a financing commitment, the Closing Date shall be extended to a date which is 30 days beyond the obtaining of such commitment or May 8, 2003, whichever is earlier, time being of the essence.

         6. Buyer agrees to complete any further review of title and any survey of the Property on or before February 26, 2003, and shall make comments and/or objections to said title and survey on or before March 5, 2003.

         7. Section 10 of the Agreement is amended to provide that the commission payable by Duberstein Investments to Craig Platt is reduced from $30,000.00 to $15,000.00.

         8. All other terms and provisions of the Agreement are otherwise hereby reinstated, confirmed, and ratified.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date of acceptance of same by Seller.


                                         PLATINUM PARTNERS


Date: January 29, 2003                   By: /s/ Platinum Partners
                                         -------------------------


                                         REALMARK PROPERTY INVESTORS
                                         LIMITED PARTNERSHIP-VIA


Date: January 29, 2003                   By: /s/ Joseph M. Jayson
                                         -------------------------

                   AGREEMENT OF LEASE ASSIGNMENT AND PURCHASE

                                     between

                       Real Mark Inducon Columbia, L.L.C.

                      a New York limited liability company

                                    "Seller"


                                       and


                              KIRCO ACQUISITION LLC
                      a Michigan Limited Liability Company

                                   "Purchaser"


Date: February 9, 2003

                                                  TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----
1.       Agreement of Sale and Purchase.......................................................................2

2.       Purchase Price.......................................................................................2

3.       Condition of Title...................................................................................4

4.       Evidence of Title....................................................................................5

5.       Title Objections.....................................................................................5

6.       Representations and Covenants of Seller..............................................................6

7.       Purchaser's Contingencies...........................................................................13

8.       Waiver of Conditions by Purchaser...................................................................18

9.       Default by Tenants..................................................................................18

10.      Estoppel Certificates...............................................................................18

11.      Place and Time of Closing...........................................................................19

12.      Closing Documents...................................................................................19

13.      Default.............................................................................................20

14.      No Assumption of Liabilities........................................................................21

15.      Real Estate Brokerage Commission....................................................................22

16.      Possession..........................................................................................22

17.      Taxes, Prorated Items and Closing Costs.............................................................22

18.      Casualty............................................................................................25

19.      Condemnation........................................................................................26

20.      Use of Words........................................................................................26

21.      Notice   ...........................................................................................26

22.      Governing Law.......................................................................................27

23.      Assignment..........................................................................................27

24.      Entire Agreement....................................................................................27

26.      Binding Effect......................................................................................27

27.      Counterparts........................................................................................27

SIGNATURE PAGE (SELLER)......................................................................................28

SIGNATURE PAGE (PURCHASER)...................................................................................28


EXHIBITS: ...................................................................................................29

A. Real Estate

B. Personal Property

C. Licenses and Permits

D. Rent Roll

E. Contracts

F. Surveyor's Certificate

G. Assignment and Assumption of Leases

H. Assignment and Assumption of Contracts

I. Ground Lease

                   AGREEMENT OF LEASE ASSIGNMENT AND PURCHASE
                   ------------------------------------------

         This Agreement of Lease Assignment and Purchase ("Agreement"), made and entered into on February 9, 2003, by and between Inducon Columbia, LLC, a New York limited liability company whose address is 2350 North Forest Road, Getzville, New York 14068 ("Seller"), and KIRCO ACQUISITION LLC, a Michigan limited liability company, whose address is 101 W. Big Beaver Rd., Suite 200, Troy, Michigan 48084 ("Purchaser"), is based upon the following:

         A. Seller is the owner of the following property (collectively, the "Property"):

            (i) That certain leasehold containing an approximate 9.40 acre parcel of land located in the foreign trade zone at 101 and 121 Trade Zone Drive, West Columbia, South Carolina 29170 as is more particularly described on Exhibit A, attached hereto and made a part hereof, together with a flex office warehouse space in three (3) buildings containing approximately 90,981 net rentable square feet commonly known as "Inducon Columbia" located thereon, and all other leasehold interests in buildings, fixtures and structures thereon and all improvements, riparian rights, rights of way, roadways, easements, rights, privileges, and appurtenances thereto (collectively, the "Real Estate");

            (ii) All of the personal property described on Exhibit B, attached hereto and made a part hereof, and all other equipment, machinery, furniture and other personal property owned by Seller and located on or about the Real Estate (collectively, the "Personal Property");

            (iii) All of the licenses, permits, approvals, and consents described on Exhibit C, attached hereto and made a part hereof (collectively, the "Licenses and Permits");

            (iv) All of the leases, licenses, and occupancy agreements (collectively, the "Leases") of the Real Estate with the tenants (the "Tenants") listed in the rent roll (the "Rent Roll"), attached hereto and made a part hereof as Exhibit D; and

            (v) All of the interest of the Seller and/or the owner of the Real Estate in all operating agreements, management agreements, service contracts, and other agreements described on Exhibit E, attached hereto and made a part hereof (collectively, the "Contracts").

            (vi) All of Seller's rights to purchase additional property which adjoins the Real Estate.

         B. Seller and Purchaser desire to enter into this Agreement for the purchase and sale of the Property.

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements and subject to the terms and conditions contained herein, the parties hereto hereby agree as follows:

         1. Agreement of Sale and Purchase. Seller agrees to assign and sell to Purchaser and Purchaser agrees to accept the lease assignment and to purchase from Seller the Property, upon the terms and conditions hereinafter set forth.

         2. Purchase Price. The purchase price for the Property shall be the sum of Three Million One Hundred Fifty Thousand Dollars ($3,150,000.00) ("Purchase Price"), payable as follows:

                  (a) Within ten (10) business days of Purchaser's receipt of a fully-executed counterpart of this Agreement from Seller (the "Effective Date"), Purchaser shall deliver to, First American Title Insurance Company c/o First American Title of the Carolinas LLC (the "Title Company" or the "Escrow Agent") the sum of FiftyThousand Dollars ($50,000.00) as an earnest money deposit hereunder (together with any additional amounts paid by Purchaser to the Title Company pursuant to the terms hereof, the "Earnest Money"). The Escrow Agent hereby acknowledges receipt of the Earnest Money and agrees to hold the same in escrow until the closing or sooner termination of this Agreement and shall pay over and apply the proceeds thereof in accordance with the terms of this Agreement. If, for any reason, the closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Earnest Money, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) day period, or if for any reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Earnest Money until otherwise directed by written instructions from the parties to this Agreement or until a final judgment (beyond any applicable appeal period) by a Court of competent jurisdiction is rendered in disposing of such Earnest Money.

         The Escrow Agent shall be liable as a depository only and its duties hereunder are limited to the safekeeping of the Earnest Money and the delivery of same in accordance with the terms of this Agreement. The Escrow Agent will not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, excepting such as may arise through or be caused by the Escrow Agent's negligence or willful misconduct. Without limiting the other rights and remedies of Purchaser hereunder or at law or in equity and subject to the foregoing escrow provisions, the Earnest Money shall be immediately refunded to Purchaser upon the written request of Purchaser after a default hereunder by Seller. The Title Company shall invest the Earnest Money in an interest bearing account at the direction of and for the account of the Purchaser. All interest earned on the Earnest Money shall be paid by the Title Company to Purchaser except in the case of Purchaser's default or to the Seller as described below as part of the price paid at closing. If the transaction contemplated hereby is consummated, the Earnest Money shall be applied toward the cash portion of the Purchase Price to be paid by the Purchaser at closing.

                  (b) At the closing, Seller shall assume the existing mortgage loan (the "Existing Indebtedness) of approximately $2,031,900.00 (after the January, 2003 payment is made) as part of the consideration for purchase of the Real Estate.

                  (c) The balance of the Purchase Price, subject to closing adjustments and prorations as provided herein, shall be paid by Purchaser to Seller at closing by means of good federal wire funds transfer.

         3. Condition of Title. Seller shall convey to Purchaser good and marketable title to all of the Property free and clear of all liens, conditions, easements, restrictions, mortgages, security interests, leases, exceptions, or other encumbrances whatsoever; provided, however Seller may convey the Real Estate subject to:

                  (a) The fee interest in the property owned by the Landlord under the groundlease.

                  (b) The existing indebtedness in undefaulted condition.

                  (c) The Leases, and such easements and restrictions of record (the "Existing Exceptions") that do not interfere with Purchaser's proposed use of the Real Estate (the determination of which shall be made by Purchaser, in its sole reasonable discretion, following its receipt of the survey, title commitment and other documents described in paragraph 4 below); and

                  (d) Such taxes and assessments as may be a lien upon the Real Estate but not due and payable as of the Closing Date, and taxes and assessments which may be assessed or accrue subsequent to the Closing Date, (collectively, the "Permitted Exceptions").

Leasehold Title to the Real Estate shall be insured in the aforesaid condition, at closing, by the Title Company. Seller shall provide the Title Company with such information and shall execute such documents as may be required in order for the Title Company to provide Purchaser with an "insured closing" through the date of recordation of the Special Warranty Assignment referenced in paragraph 12 below.

         4. Evidence of Title.

                  (a) Sellers shall furnish Purchaser with copies of its latest title policy or commitment together with copies of all title exceptions it has in its possession or available to it within ten (10) days of the effective date hereof. Thereafter, Purchaser shall update the title and order its title insurance commitment. Purchaser and Seller will share equally the cost of such commitment fee and all of the title premiums.

                  (b) Seller shall furnish Purchaser with a copy of its latest "as built" ALTA survey and a certificate of "no change" within ten (10) days from the effective date hereof. Purchaser will thereafter order the ALTA survey update and Seller and Purchaser will share equally in the cost thereof.

                  (c) The legal description of the Real Estate determined by the Survey shall be used in connection with all of the documents to be executed and delivered in connection with the Closing. If the legal description determined by the Survey is not identical to the legal description set forth in the Commitment for Title Insurance described in paragraph 4(a) above, Purchaser shall cause the Commitment for Title Insurance to be revised so that the legal description used therein is identical to that determined by the Survey.

                  (d) Seller acknowledges that Purchaser will cause a Uniform Commercial Code ("UCC") search to be performed prior to closing with respect to the Property, Seller and the individuals constituting Seller. Seller and Purchaser agree to split the cost of such search at or near closing and to provide at closing any and all fully-executed UCC-3 Termination Statements terminating any Financing Statements affecting the Property except that for that related to the existing indebtedness.

         5. Title Objections. If objection to the title is made by Purchaser that the title is not in the condition required hereunder (but Purchaser shall not object to the existing indebtedness in current condition), Seller shall have ten (10) days from the date it is notified in writing of the particular defects claimed to cure such defects to Purchaser's satisfaction, and if Seller is unable to cure such defects within the aforesaid ten (10) day period, Purchaser shall have the right, at its option, to (i) waive the defects and proceed with the closing of this transaction, (ii) terminate this Agreement and receive an immediate refund of the Deposit in which event neither party hereto shall have any further liability or obligation hereunder, or (iii) remove any existing encumbrances upon the Property which Seller is required to remove under this Agreement by payment out of the cash payment portion of the Purchase Price, at the time of Closing, of such sums as are required to discharge such encumbrances or, if Purchaser elects, such encumbrances can be assumed with abatement of the Purchase Price. Except in the case of mortgages, judgments or liens which shall be paid out of the purchase price at closing Seller may at its option use its best efforts to cure any such defects to Purchaser's satisfaction. If Seller cures such defects to the reasonable satisfaction of Purchaser within the time specified above, Purchaser agrees to complete the transaction contemplated hereunder on the later of the Closing Date or the date thirty (30) days after Seller notifies Purchaser in writing that it has cured such defects, subject, however, to any and all other conditions of closing set forth in this Agreement. If Seller does not cure such defect or defects, Purchaser may terminate this Agreement and receive back its Earnest Money.

         6. Representations and Covenants of Seller. Seller hereby warrants, represents and covenants to Purchaser that:

                  (a) Seller owns good, marketable, insurable and unencumbered leasehold fee simple title to the Real Estate, free and clear of all liens, conditions, easements, restrictions, mortgages, security interests, leases, exceptions, and other encumbrances whatsoever except the existing indebtedness, the Leases, and has not entered into (and will not enter into) any agreements, oral or written, which would limit or restrict Seller's right to execute this Agreement or perform its obligations hereunder or prevent possession by Purchaser of all or any part of the Property, and Seller is subject to no decree or judgment of any court that would be so limiting or restrictive;

                  (b) There is no application or proceeding pending in any governmental agency or office which may change the zoning of the Real Estate or otherwise affect the ability of Purchaser to use and operate the Real Estate as a office warehouse.

                  (c) From and after the date hereof, Seller shall not (i) burden or encumber the Property in any manner whatsoever (whether by mortgage, security interest, lien, easements, restrictions, or amendments to the ground lease, or otherwise), (ii) increase the amount of the Existing Indebtedness or (iii) modify, amend, or change any of the terms and conditions of the Existing Indebtedness, the Contracts or the Permitted Exceptions, without in each case the prior written consent of Purchaser; not withstanding the foregoing, it is understood and agreed that Seller may continue to lease and/or renew the third party space leases on the Real Estate provided that Purchasers shall be notified thereof and given five (5) business days to approve or disapprove them. Purchasers agree not to unreasonably disapprove such new third party space leases.

                  (d) The Property shall be maintained, repaired and replaced by Seller so that it is delivered by Seller to Purchaser on the Closing Date in substantially the same condition as exists as of the date of this Agreement, subject to ordinary wear and tear.

                  (d1) To the best of Seller's knowledge, all mechanical, plumbing, electrical, elevators, HVAC, and other systems, fixtures and equipment are in working order.

                  (e) No work has taken place or will take place on the Real Estate in the one hundred twenty (120) day period prior to the Closing Date which would create in any party a right to a lien against the Real Estate, or if any such work has taken or will take place, that all parties involved in such work have been or will be paid in full by Seller, and Seller has received or will receive appropriate waivers of lien from all of such parties;

                  (f) Seller is a duly organized and validly existing limited liability company under New York law. Seller has the full right and power to sell, transfer and convey the Property to Purchaser, and this Agreement and all instruments executed or to be executed in connection herewith are, or when executed will be, valid and enforceable against Seller in accordance with its and their respective terms and conditions;

                  (g) The groundlease between Seller and Landlord (the "groundlease") is not in default and is in full force and effect and the Seller will provide Buyer with a satisfactory estoppel certificate at closing.

                  (h) To the Seller's best knowledge, there are no threatened or pending condemnation, zoning or any other proceedings or litigation with respect to the Property, and Seller has not received any written notice from or been otherwise advised that any governmental authority has determined or threatens to determine that there are any violations of any statutes, ordinances or regulations relating to the Property, and there are no said violations (notwithstanding the foregoing, Sellers advise Purchaser that some time ago, Sellers learned that the airport authority had plans and/or considered extending the Airport Exit for Interstate 26 through the Real Estate. Sellers further advise that they have not heard discussion of such road extension recently);

                  (i) To the Seller's best knowledge, there are no assessments which have been levied, threatened or are pending against the Real Estate, and Seller has no knowledge of any intended assessments nor any improvements which have been ordered to be made which have not heretofore been completed, assessed and paid for;

                  (j) To the Seller's best knowledge, there are no claims, demands, damages, actions, causes of action or claims of third parties which would be a charge or encumbrance against the Property (or Purchaser as the new owner thereof);

                  (k) Except for the Permitted Exceptions, the Contracts, and the Leases there are no leases, agreements, management contracts, license agreements, service agreements, contracts, or arrangements, oral or written, relating to, affecting or binding on the Property (or Purchaser as the new owner thereof);

                  (l) To the best knowledge of the Seller without further investigation, the Real Estate may be developed, used and occupied as a flex office warehouse space and the operation of the same in the foregoing manner will not be prohibited or unduly limited by any restrictive covenant, ordinance or zoning regulations;

                  (m) To the best knowledge of the Seller without further investigation, the Real Estate is serviced by adequate water, sanitary sewer, storm sewer, electric, telephone and gas utility lines, and the Real Estate abuts against a public road;

                  (n) To the best of Seller's knowledge without further investigation, the Licenses and Permits constitute all of the licenses, permits, approvals and consents necessary or desirable for the continued operation of the Property as a office warehouse, and Seller shall maintain all of the Licenses and Permits in full force and effect until the Closing Date;

                  (o) To the Seller's best knowledge without further investigation, no Hazardous Substance (as hereinafter defined) has been generated, treated, stored (except in accordance with law), disposed of, released, or otherwise deposited in, under or on, or is located in, under or on, the Real Estate nor has (i) any activity ever been undertaken on the Real Estate which would cause the Real Estate or any portion thereof to become a hazardous waste treatment, storage or disposal facility within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended ("RCRA"), or
         (ii) there ever been a release or threatened release of any Hazardous Substance in, on, at or from the Real Estate. As used herein, (x) the term "Law" means any applicable federal, state, or local law, rule, regulation, statute, code, ordinance or order, (y) the term "Hazardous

         Substance" means asbestos, polychlorinated biphenyls, petroleum, petroleum products, radon gas and any other material, waste, vapor or substance which is now or hereafter identified as a hazardous or toxic material, waste, vapor, or substance under any Law, and (z) the terms "release" and "threatened release" shall have the meaning ascribed to such terms in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA");

                  (p) To the Seller's best knowledge without further investigation, no Hazardous Substance has been generated, treated, stored, disposed of, released, or otherwise deposited in, under or on, or is located in, under or on, any parcel of land within one-quarter mile of the Real Estate, nor has (i) any activity ever been undertaken on any parcel of land within one-quarter mile of the Real Estate which would cause any such land or any portion thereof to become a hazardous waste treatment, storage, or disposal facility within the meaning of RCRA, or (ii) there ever been a release or threatened release of any Hazardous Substance in, on, or from any such land;

                  (q) To the Seller's best knowledge without further investigation, the Real Estate is in full compliance with all Laws (including, without limitation, those relating to environmental matters, building codes, and Occupational Safety and Health Act requirements and the Americans with Disabilities Act) and with respect thereto Seller has obtained all permits, licenses, approvals, and consents, if any, required under all Laws relating to environmental matters and the same are valid and in full force and effect and (i) the ground water and surface water located in, at, under or on the Real Estate do not contain any Hazardous Substance, (ii) there are no and never have been any aboveground or underground storage tanks located at, in or on the Real Estate, (iii) neither the Real Estate nor any portion thereof constitutes a "wetland" under any Law, and (iv) Seller has not received any notice or communication of any possible violation of any Law (including, without limitation, those relating to environmental matters, building codes, and Occupational Safety and Health Act requirements) with respect to the Property, and Seller neither knows of nor suspects any such violation;

                  (r) Seller agrees that after the removal of the due diligence and financing contingencies, that Seller will not thereafter actively market the Real Estate for sale or joint-venture or apply for any financing nor will it solicit, entertain, negotiate, or accept any offers to purchase the Real Estate.

                  (s) Subject to paragraph 6(c) above, from the date hereof through the Closing Date, Seller shall operate the Property consistent with its past practices (including, without limitation, timely paying all bills, charges, payments under the Existing Indebtedness, and other expenses of the Property or the business conducted thereon);

                  (t) Seller shall cooperate with Purchaser in connection with the transferring of the Property from Seller to Purchaser so that the business operation conducted thereon will continue in a smooth and uninterrupted manner;

                  (v) The Leases (true and correct copies of which have been delivered to Purchaser) constitute all of the terms, conditions, agreements or understandings pursuant to which the Real Estate is used, licensed, or leased;

                  (w) The Rent Roll attached hereto and made a part hereof as Exhibit D is true, correct, and complete in all material respects;

                  (x) To the Seller's best knowledge, none of the parties to the Permitted Exceptions, the Contracts, or the Leases, is in default of any of its obligations thereunder, and no condition or state of facts exists which, with the passage of time or the giving of notice, or both, would constitute a default by any party under any of the Permitted Exceptions, the Contracts, or the Leases;

                  (y) Seller has not received any rent, fees, or other charges due under any of the Leases more than thirty (30) days in advance of their due date;

                  (z) Seller does not employ any employees, whether at the Real Estate or otherwise in connection or relation to the Property, its Leases, or Contracts; except the Managing Agent. The parties agree that there is no obligation on the part of the Purchaser to hire the said Managing Agent.

                  (aa) To the Seller's best knowledge, all information, data, statements, drawings and other matters relating to the Property which were delivered or communicated by or on behalf of Seller to Purchaser, including, without limitation, documents, agreements, contracts, plans and specifications, financial statements, revenues, expenses, surveys, title insurance policies and notice and other communications are all true, complete, and accurate in all material respects, and Seller has not failed to disclose in writing to Purchaser any material fact or matter affecting or pertaining to the condition of the physical premises and financial operations of the Property or its business operations. It is understood, however, that such data is no guarantee of future performance, and that Purchaser will review the leases, income, expenses and operations data provided by Seller as part of its due diligence.

Each and every warranty, representation and covenant shall be true as of the date of this Agreement and as of the Closing Date. Seller hereby agrees to execute for Purchaser a sworn affidavit restating and updating through closing the warranties, representations and covenants set forth above, and acknowledging that the same shall survive the closing six (6) months of the transaction contemplated hereunder. It is understood and agreed that in all respects in this Agreement Seller's knowledge shall be limited to that of Joseph M. Jayson and David Shipston. Seller acknowledges that Purchaser is relying on the foregoing representations, warranties and covenants of Seller in entering into this Agreement and that such representations, warranties and covenants of Seller are a material inducement to Purchaser entering into this Agreement and to proceed with the transaction contemplated hereunder. Seller hereby further agrees to indemnify and hold Purchaser harmless from and against any and all losses, costs, liabilities or damages whatsoever that Purchaser may incur by virtue of any misrepresentation or breach of any warranty or covenant set forth above. Such indemnification obligation shall also survive closing six (6) months, and shall be confirmed in the sworn affidavit referenced above. Notwithstanding the foregoing, it is understood and agreed that such indemnity shall be limited to the sum of $100,000.00 (except in the case of fraud).

         7. Purchaser's Contingencies. This Agreement, and all of the obligations of Purchaser hereunder are expressly conditioned upon and subject to Purchaser being satisfied, in its sole and absolute discretion (i) with the physical condition of all aspects of the Property, (ii) that the Property can be used and developed for Purchaser's intended purposes, and in a manner and at the cost contemplated by Purchaser, (iii) with the terms and conditions of all of the Leases, (iv) the terms and conditions of all the Contracts, and (v) with any and all other aspects of the property.

         (a) Due Diligence. Purchaser, or its designees, will have a period of sixty (60) days from the date of the last party's execution of this Agreement (the "Due Diligence Period"), to enter the Property to make inspections, engineering tests, surveys, and other such tests, examinations and inspections as Purchaser may desire as long as such test, examinations, etc., do not unreasonably interfere with the operations or any current use of the Property. Seller shall cooperate in all reasonable respects with Purchaser in connection with such tests and inspections. All entry upon the Property and any and all contact with any employees of Seller by Purchaser shall be upon prior notice to Seller and, at Seller's option, accompanied by an agent of Seller. Requests for entry upon the property or to contact any employees of Seller shall be initiated only through James Duberstein or Joseph M. Jayson and shall be conducted in strict conformance with the restrictions in this Agreement.

         Purchaser agrees to complete a lease audit, financial inspection, and physical review within the first forty five (45) days of the due diligence. All third party reports must be ordered within said first forty five (45) day period and evidence of such orders supplied to Seller. Notwithstanding the foregoing, Purchaser shall have the continuing right to terminate this Agreement and receive back all of its Earnest Money for any reason throughout the entire Due Diligence Period.

         If the Closing of the Property does not occur, Buyer shall restore the Property materially to the same condition as prior to entry by Purchaser.

                  (i) During the Due Diligence Period, Buyer may inspect the Property. At the signing of this Agreement or within two (2) days thereafter, Seller shall provide or make available at designated locations, those operational and information items which related to the Property as follows:

                      1. Current Rent Roll - (Dated within 30 days of execution)

                      2. Operating Statements for the last three (3) calendar years

                      3. Operating Statement for the current calendar year to date (as of the end of the month previous to execution)

                      4. Breakdown of the Property's payroll account including a list of on-site personnel, for the last calendar year and for the current calendar year to date

                      5. Copy of current ad valorem tax bills and a condensed list of utility bills for the Property, for the last full calendar year if in Seller's possession

                      6.  ALTA as-built survey, as per Paragraph 4G

                      7. Copies of all third-party contracts (e.g., termite, landscape maintenance, etc.) in effect or which will be in effect at or after the closing date

                      8. Copies of all notices of zoning, building, safety, health code or other violations relating to the property in Seller's possession

                      9. Copy of the latest insurance declaration covering the Property (the same by be within a master policy)

                      10. Make available to Buyer all credit information in
                          Seller's possession for all tenants currently leasing offices/warehouses on the Property

                      11. Make available originals or copies of all tenant
                          leases for the Property in connection with each unit, and all credit reports and other information concerning the leases or the tenants which are currently in Seller's files

                      12. A list of all equipment leases and/or any financing
                          documents for personal property, equipment, etc., affecting the office/warehouse complex

                      13. Copies of the first mortgage documents including the
                          Note, Mortgage and other relevant documents

                      14. Building plans, blue prints and drawings and other
                          related information concerning the Property in Seller's possession (or available to it)

                      15. The title insurance commitments and policies described in Paragraph 4a hereof

                      16. All soil tests and all environmental tests, and
                          architectural and engineering
                                   studies and tests which the Seller has at the
                          project site or at any of its offices

                      17. Present and five (5) prior years rent rolls in
                          Seller's possession

                      18. Audited financial statements or if the same are not
                          available, then satisfactory non-audited substitutes therefore describing expenses, assets and liabilities of the Property in accordance with generally accepted accounting principals for the years 2000, 2001, and 2002 and the first month of 2003.

         All of the foregoing with either be at the Property location or submitted to Purchaser by Seller within two (2) days after execution of this Agreement by both parties.

         All Due Diligence materials must be maintained by Purchaser or its attorneys or agents on a confidential basis and returned to Seller if Purchaser terminates this Agreement. Purchaser agrees that it will not use the Due Diligence materials for any purpose other than to determine whether to acquire the Property and agrees that it will not make contact with Seller's tenants unless closing occurs. In addition, Purchaser agrees that it will under no circumstances make any offer, or use the Due Diligence materials, to acquire the interest of any partner(s) of the selling entities or the current fee owner or its affiliates for a period of two (2) years after the date of this Contract. Purchaser and/or its agents will not, under any circumstances, disclose to any of Seller's employees that it is contemplating acquisition of the Property without Seller's written consent prior to closing. Buyer will make no contact with any of Seller's employees before or after Due Diligence without Seller's express written consent; except for contacts with Seller's employees allowed hereunder and except for contracts within three (3) days of closing in connection with takeover and closing arrangements. All reports desired by Purchaser during its Due Diligence Period shall be ordered by Purchaser at Purchaser's expense (except as otherwise addressed in this Agreement), but Purchaser agrees that it will supply copies to Seller of each and every report if Purchaser does not close on its acquisition of the Property.

                  (ii) During the Due Diligence Period, Buyer will conduct a review of all the economics and feasibility of acquiring and operating the Property, including any inspection of all zoning and other government permits and regulations and all other matters and documents relating to the operation of the Property, including the items supplied by Seller hereunder.

         In the event Purchaser is satisfied with its investigations relating to the foregoing material, Purchaser shall notify Seller, on or before the sixtieth

(60th) day after the Effective Date, that it has elected to proceed with this transaction. If Purchaser fails to notify Seller in writing on or before the date which is sixty (60) days after the Effective Date, that Purchaser has determined to proceed with this transaction, this Agreement shall automatically terminate and be of no further force or effect, in which case Purchaser shall have the right to a return of the Deposit and neither party shall have any further liability hereunder. Provided Seller makes all of the deliveries of documents, contracts, etc., or makes the same available at the site to Purchaser within two (2) business days of the date hereof, the inspection will begin as of the effective date hereof. Notwithstanding the foregoing, in the event that the Seller fails to deliver any of the documents required to be delivered by it hereunder or fails to make some available on or before such time as it is required to be delivered or made available hereunder, the foregoing sixty (60) day time period shall be extended one day for each day that any such document is delivered late.

         (b) This Agreement and all of the obligations of Purchaser hereunder are expressly conditioned upon and subject to Purchaser obtaining in writing all the consents and approvals which may be necessary for the consummation by Purchaser of this transaction including, but not limited to, the approval of the credit worthiness and managerial ability of the Purchaser in order to assume the existing indebtedness. Seller and Purchaser agree to use their best efforts to obtain all of the foregoing consents and approvals prior to the Closing Date. Purchaser and Seller agree to cooperate in seeking approval for Purchaser to assume the existing indebtedness and share the cost of such application and related data, reports, etc. The parties also agree to split the assumption fee (if any). If any of the foregoing consents and/or approvals have not been obtained on or before the date which is sixty (60) days after the Effective Date, then Purchaser or Seller may terminate this Agreement by giving written notice to that effect to Seller within five (5) days after such date, in which case neither party shall have any further liability hereunder, except that the Earnest Money shall be immediately returned to Purchaser.

         8. Waiver of Conditions by Purchaser. Purchaser reserves the right, at its sole option, to at any time waive any condition precedent to the closing of this transaction as set forth in this Agreement. Any such waiver must be in writing and be signed by Purchaser. In the event Purchaser decides to waive assumption approval by the holder of the existing indebtedness, Purchaser shall be required to pay any and all prepayment penalty or costs or defeasance costs.

         9. Default by Tenants. If between the Effective Date and the closing date, one or more tenants aggregating 5,000 or more square feet of space at the Property (not counting the space of RealMark Leasing) vacate the premises or otherwise materially default under their leases, then Purchaser may terminate the Agreement as its only remedy. Said 5,000 square feet shall be reduced, however, by new leases or expansions for additional leased space.

         10. Estoppel Certificates. Seller shall deliver to Purchaser not later than thirty (30) days before closing, estoppel certificates in form and substance reasonably satisfactory to Purchaser from all of the parties, other than Seller, to all of the Contracts, the personal property financing Agreements and the Leases. Prior to delivering such estoppel certificates to such parties for execution, Seller shall obtain Purchaser's approval of the form of the requested estoppel certificate. Notwithstanding the foregoing, in the event that the Seller fails to deliver any of the documents required to be delivered by it hereunder on or before such time as it is required to be delivered hereunder, the Purchaser shall have the right, at its election, to either postpone closing one day for each day that any such document is delivered late (not to exceed thirty (30) days); or terminate this Agreement and receive a refund of the Deposit. In the event Seller fails to deliver all of the estoppels as described above within the time allowed (or the extended time allowed), Seller shall still be deemed in compliance with this paragraph however, if it presents estoppels for 85% of the tenants (based upon square footage) including all major tenants (tenants over 4400 square feet are "major tenants").

         11. Place and Time of Closing. If title can be conveyed in the condition required hereunder, and if all of the conditions precedent to the closing are either satisfied or waived, the closing of this transaction shall take place at the offices of Purchaser's attorney on a date designated by Purchaser by at least fifteen (15) days' notice to Seller, but not later than ninety (90) days after the Effective Date (the "Closing Date"), or thirty (30) days after all Purchaser contingencies have been met or otherwise mutually agreed upon by the parties. Time is of the essence as the same relates to the closing process.

         12. Closing Documents. At the closing, the following documents will be executed and delivered:

                  (a) A special warranty assignment from Seller to Purchaser, covering the Real Estate, in the form required hereunder provided the title company will insure the leasehold without exception except as set forth in paragraph 3(a)-(d) inclusive hereof ("permitted exceptions") or additional premium together with consent and approval of such assignment by groundlease Landlord (and Buyer will assume the said leasehold as described in said assignment);

                  (b) A Bill of Sale, from Seller to Purchaser with a general warranty of title, with respect to all of the Personal Property;

                  (c) A satisfactory estoppel certificate from ground Landlord and the execution of any required assumption documents reasonably requested by the mortgage holder.

                  (d) Certificates of title for all vehicles or other certificated personal property constituting the Personal Property, if any, duly transferring title thereto from Seller to Purchaser in the condition required hereunder to Purchaser;

                  (e) An Assignment and Assumption of Leases in the form of Exhibit G, attached hereto and made a part hereof;

                  (f) An assignment of all Licenses and Permits in form and substance reasonably satisfactory to Purchaser;

                  (g) An Assignment and Assumption of Contracts in the form of Exhibit H, attached hereto and made a part hereof with respect to all of the Contracts;

                  (h) Originals (or copies if originals are not available) of all (i) the Leases, (ii) Licenses and Permits, (iii) Contracts, (iv) all lease files, keys, warranties and guaranties;

                  (i) A Closing Statement with all notices of assessments, if any, attached;

                  (j) Letters signed by Seller addressed to all parties to the Leases advising such parties of the sale of the Property and directing such parties to make all future payment thereunder to Purchaser;

                  (k) An updated Rent Roll of the Property, certified by Seller to be true, correct and complete in all material respects;

                  (l) An Assignment assigning to Purchaser all of Seller's right, title, and interest in and to the name, "Inducon Columbia" together with whatever title it has with respect to such name; (Seller certifies that it is not aware of any dispute over the title to the name).

                  (m) The affidavit described in paragraph 6 above;

                  (n) A non-foreign affidavit or a qualifying statement sufficient in form and substance to relieve Purchaser of any and all obligations to deduct, withhold or pay any amount of tax pursuant to
         Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), or a statement from Seller authorizing Purchaser to deduct and withhold taxes as required by Section 1445 of the Code; and

                  (o) Any and all other documentation reasonably required by Purchaser, its attorneys, the Landlord, the mortgage holder and/or the Title Company, to close the transaction contemplated hereunder and to cause the title policy described in paragraph 4 above to be issued and delivered to Purchaser.

         13. Default.

         (a) In the event of default by Purchaser hereunder, Seller may declare a forfeiture hereunder and retain the Deposit, as liquidated damages, the same to be Seller's sole and exclusive remedy. In the event of default by Seller hereunder, Purchaser may, at its option, demand, and be entitled to, an immediate refund of the Deposit, in full termination of this Agreement, and/or exercise any other rights available to it at law or in equity (including, without limitation, the right to specifically enforce the terms hereof), but with a $100,000.00 cap on any money damages if Purchaser elects to seek money damages, except as set out in paragraph 6 hereof.

         (b) If there is any breach of any representation, warranty or covenant made by Seller in paragraph 6 above, provided, however, that if the substance of any "best knowledge" representation or warranty proves to be inaccurate, and Seller did not have knowledge of such inaccuracy on the date of this Agreement, then the substantive inaccuracy shall not be considered a breach of such representation or warranty by Seller hereunder, but Purchaser shall still have the right to terminate this Agreement by delivering written notice to that effect to Seller, after which neither party shall have any further liability hereunder (except as otherwise provided herein), except that the Deposit shall immediately be returned to Purchaser. Notwithstanding the foregoing, Seller shall have the option to correct the misrepresentations made in good faith or any breach of warranty or covenant before or at closing. In the event Seller shall fail to cure such misrepresentation or breach of warranty to Purchaser's reasonable satisfaction, the Purchaser may terminate this agreement and receive back its earnest money.

         14. No Assumption of Liabilities. Except with respect to the Leases and the Contracts to be assumed by Purchaser pursuant to the express terms of this Agreement, Purchaser shall not assume any obligations, liabilities, claims, demands, judgments, causes of action, indebtedness (except the existing indebtedness) or accounts payable of Seller of any kind, nature or description whatsoever, whether the same are accrued, absolute or contingent, known or unknown, direct or indirect. Seller hereby agrees to indemnify and hold Purchaser harmless from and against any and all obligations, liabilities, claims, demands, judgments, causes of action, indebtedness or accounts payable of Seller which are not being assumed by Purchaser, as provided in this paragraph. Likewise, Purchaser agrees to indemnify and hold Seller harmless from and against any and all obligations liabilities, claims, demands, causes of action, or indebtedness arising after the closing and out of Purchaser's use and operation of the Real Estate.

         15. Real Estate Brokerage Commission.

                  (a) Seller represents to Purchaser that Seller has entered into an agreement to pay a commission in connection with this transaction, subject to certain terms and conditions, to Duberstein Investment Company and Colliers Keenan (hereinafter collectively called "Broker"). Seller will indemnify and save and hold Purchaser harmless from any claims of Broker for any commission, finder's fee, or other compensation in connection with the transaction contemplated by this Agreement.

                  (b) Each party hereto represents to the to the other that, except as set forth above with respect to Broker, such respective party has not authorized any broker or finder to act on its behalf in connection with the sale and purchaser hereunder. Each party hereo agrees to indemnify, defend, and hold harmless the other party from and against any and all claims, losses, damages, costs, or expenses (included but not limited to, reasonable attorneys' fees) of any kind or character arising out of or resulting from any agreement, arrangement, or understanding (except as set forth above with respect to Broker) alleged to have been made by such party with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

         16. Possession. Seller shall deliver and Purchaser shall accept possession of the Property on the date of closing, subject to the rights of no other persons whatsoever, except rights of persons under the Leases. The Real Estate shall be vacated by Seller on or before the date of closing.

         17. Taxes, Prorated Items and Closing Costs. (a) For purposes of the prorations and adjustments described in this paragraph 17, Purchaser shall be deemed to own the Property on the Closing Date and, accordingly, be charged with all expenses and receive all income accruing on or with respect to the Closing Date.

         (b) All taxes and assessments, including all unpaid assessments payable in installments (for the current calendar year only), which are due and have become a lien upon the Property as of the date of closing or which have been confirmed by any public authority at the date of closing, shall be paid in full by Seller. Current taxes, to the extent not reimbursed to Seller by Tenants, shall be prorated and adjusted as of the Closing Date in accordance with the calendar year basis of the municipality or taxing unit in which the Property is located.

         (c) All fees charged by the Title Company in connection with the holding of the Deposit in escrow, if any, shall be shared equally by Seller and Purchaser.

         (d) Any fees or costs for assumption of the existing indebtedness shall be shared equally by Buyer and Seller.

         (e) The parties agree that the escrows and reserve accounts held by the Lender of the existing indebtedness for tenant improvements, leasing commissions and capital expenses ("reserves") shall be prorated at closing as follows: the first $50,000.00 of the reserves shall be credited to the Purchaser and thereafter one half of the balance of the reserves shall be credited to the Seller at closing. The balance of the said reserves shall then be the property of Purchaser at closing. It is further understood that the Lender's escrow for real estate taxes and insurance ("escrows") shall also be credited to the Seller at closing.

         (f) The state transfer tax that will be payable upon the transfer of title from Seller to Purchaser shall be Seller's obligation.

         (g) Purchaser and Seller shall be responsible for their own attorney's fees incurred in connection with the preparation and negotiation of this Agreement and the transaction contemplated hereby.

         (h) Any fees or costs which may be charged by the ground lease Landlord shall be paid on a 50/50 basis up to $5,000.00 with Seller paying any additional balance.

         (i) All rent, fees, charges and other income due under the Leases, and any and all other income, profits, or revenue accruing to Seller or the Property with respect to the Property (the "Income"), and received by Seller on or before the Closing Date, shall be prorated as of the Closing Date. Accordingly, at closing Purchaser shall receive a credit equal to the amount of all Income received by Seller with respect to the period on and after the Closing Date. Any Income due and owing or accruing prior to the Closing Date but not received by Seller as of the Closing Date shall not be prorated or adjusted, but rather such Income shall periodically be prorated and adjusted as of the Closing Date by Purchaser if and when Purchaser receives such Income. Purchaser agrees to use its reasonable efforts to collect all such Income. After closing, Seller shall not initially have the right to pursue, collect or seek any Income from any of Seller's tenants. If, after closing Seller receives any such rental Income, Seller shall promptly deliver the same to Purchaser for proration in accordance with this Agreement. Upon receipt of any rent by Purchaser after closing, Purchaser shall first apply said rent to any rents due for the month of closing and prorate the same with Seller. Thereafter Purchaser shall prorate the same to itself if there is any outstanding rent due or forward it to Seller if the tenants are current with Purchaser. Notwithstanding the foregoing, it is understood and agreed that after sixty (60) days from closing, and Seller is still owed under the Leases, Seller may thereafter pursue said tenants for their back rent. In addition to the foregoing, if any Tenant at the Real Estate is paying percentage rent at the time of closing or at any time within one year thereafter, and if a portion of the sales on which such percentage rent is based were generated prior to the Closing Date, then for each such Tenant, the percentage rent paid by such Tenant shall be prorated and adjusted when such percentage rent is received by Purchaser with Purchaser being entitled to an amount equal to such percentage rent multiplied by a fraction, the numerator of which is the number of days the Purchaser owned the Property during the period in which such percentage rent is measured and the denominator of which is 365.

         (j) All costs and expenses of Seller with respect to the Property, to the extent not reimbursed by Tenants (the "Expenses"), shall be prorated as of the Closing Date. To the extent the Expenses can accurately be prorated on the Closing Date (e.g., interest on the Existing Indebtedness) such Expenses shall be prorated at closing. To the extent such Expenses cannot accurately be prorated on the Closing Date (e.g., utility charges), such Expenses shall be prorated and adjusted by Purchaser and agreed to by Seller as of the Closing Date when the actual bills covering the period in which the Closing Date occurs are received by Purchaser or Seller. Seller shall pay its share of such Expenses promptly upon receipt of a statement from Purchaser. Purchaser shall have the right to offset against any Income due Seller its share of such Expenses.

         18. Casualty. Seller shall give Purchaser prompt written notice of any fire or other casualty affecting the Property, which notice shall include a description thereof in reasonable detail, Seller's reasonable estimate of the cost of repair, and a description of any affect thereof upon any existing tenancies. If such reasonable estimate is less than $100,000 and tenants of the Property aggregating more than 5,000 square feet of space do not have the right to terminate their leases as a result of such casualty, then the transaction contemplated hereunder shall proceed in accordance with the terms hereof and Seller shall, at closing, pay to Purchaser the amount of such reasonable estimate (which shall be evidenced by written bids offering to repair such casualty). If, however, such reasonable estimate is $100,000 or greater, or tenants aggregating 5,000 or more square feet of space at the Property have the right to terminate their leases as a result of such casualty, then Purchaser shall, at its option, either (i) terminate this Agreement by written notice thereof to Seller within thirty (30) days after Purchaser's receipt of Seller's notice of such casualty, in which case the Deposit shall be returned to Purchaser and neither party shall have any further obligation hereunder or (ii) proceed with the transaction contemplated hereunder and receive from Seller at closing payment of the deductible and an assignment of all insurance proceeds relating to such damage or destruction.

         19. Condemnation. If any material condemnation or eminent domain proceeding is commenced or threatened against the Property, Seller shall, promptly after obtaining knowledge thereof, give Purchaser written notice thereof in reasonable detail. In such event, Purchaser shall, at its option, either (i) terminate this Agreement by written notice thereof to Seller within thirty (30) days after Purchaser's receipt of Seller's notice of such proceeding, in which case the Deposit shall be returned to Purchaser and neither party shall have any further obligation hereunder or (ii) proceed with the transaction contemplated hereunder and receive from Seller at closing an assignment of all awards and damages relating to such proceedings.

         20. Use of Words. The pronouns and relative words herein used shall be read interchangeably in masculine, feminine or neuter, singular or plural, as the respective case may be.

         21. Notice. Any notice, request or certificate required or permitted to be delivered hereunder shall be given in writing and shall be deemed to have been delivered (i) when delivered personally, (ii) two (2) business days after being deposited in the United States mail, by certified mail, return receipt requested, postage pre-paid, and properly addressed, or (iii) one business day after being sent by a reputable overnight delivery service (e.g. Federal Express). For the purposes hereof, the addresses of the parties, until further notice, shall be as follows:

                  SELLER:                   Real Mark Inducon Columbia, L.L.C.
                                            2350 North Forest Road
                                            Getzville, New York 14068

                  With a copy to:           William H. Mattrey, Esq.
                                            Amigone, Sanchez, Mattrey & Marshall
                                            1300 Main Place Tower
                                            Buffalo, New York 14202

                  PURCHASER:                Kirco Acquisition, LLC
                                            4600 Park Road, Suite 109
                                            Charlotte, North Carolina 28209
                                            Attn: Dean W. Kiriluk

                  With a copy to:           Henry N. Pharr, II, Esq.
                                            Horack, Talley, Pharr & Lowndes PA
                                            2600 One Wachovia Center
                                            301 South College Street
                                            Charlotte, North Carolina 28202-6038

         22. Governing Law. This Agreement shall be interpreted under and governed by the laws of the State of South Carolina.

         23. Assignment. Seller hereby acknowledges that Purchaser shall have the right to assign this Agreement and its rights hereunder prior to closing. Seller hereby expressly acknowledges that this Agreement and all the rights and benefits accruing hereunder may be assigned by Purchaser or any assignee of Purchaser, in whole or in part, to any person(s), firm(s) or entity(ies) whatsoever provided such assignee is controlled by the Buyer. Any assignee(s) shall be subject to the same terms and conditions as are outlined herein.

         24. Entire Agreement. This Agreement may be changed or modified only by the written agreement of all of the parties hereto, and the same constitutes the entire agreement between the parties hereto relating to the subject matter hereof. All prior agreements or undertakings, including, without limitation, the Letter of Intent, and all negotiations are hereby merged herein.

         25. Binding Effect. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

         26. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original although not fully executed, but all of which when taken together, shall constitute but one agreement. The signature page(s) of any counterpart may be detached from a counterpart without impairing the legal effect of the signature(s) thereon and attached to any other counterpart identical thereto except for the signature page(s) attached to it.

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
         IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the effective date hereof. The "effective date" shall be the later of the two execution dates below. WITNESSES:


                                           "SELLER"

                                           Real Mark Inducon Columbia, L.L.C.
                                           a New York limited liability company

                                           By: /s/ Joseph M. Jayson
                                              ----------------------------------
                                              its authorized member/manager


                                           Date of execution
                                           by the Seller: February 9, 2003




                                           "PURCHASER"

                                           KIRCO ACQUISITION  LLC, a
                                           Michigan limited liability company

                                           By: /s/ Kirco Acquisition, LLC
                                               ---------------------------------
                                           Its:
                                           -------------------------------------


                                           Date of execution
                                           by the Purchaser: February 9, 2003


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
                                    EXHIBITS:

         A. Real Estate. To be mutually agreed upon within thirty (30) days of the Effective Date.

         B. Personal Property. To be mutually agreed upon within thirty (30) days of the Effective Date.

         C. Licenses and Permits. To be mutually agreed upon within thirty (30) days of the Effective Date.

         D. Rent Roll. To be mutually agreed upon within thirty (30) days of the Effective Date.

         E. Contracts. To be mutually agreed upon within thirty (30) days of the Effective Date.

         F. Surveyor's Certificate. To be mutually agreed upon within thirty
(30) days of the Effective Date.

         G. Assignment and Assumption of Leases. To be mutually agreed upon within thirty (30) days of the Effective Date.

         H. Assignment and Assumption of Contracts. To be mutually agreed upon within thirty (30) days of the Effective Date.

         I. Ground Lease. A fully executed copy of the Ground Lease and any amendments.


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